File No. __________

As filed with the Securities and Exchange Commission on July 9, 2001.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________

COMMERCIAL NET LEASE REALTY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	56-1431377 (I.R.S. Employer Identification No.)

450 S. Orange Avenue, Suite 900
Orlando, Florida 32801
(Address of Principal Executive Offices)

COMMERCIAL NET LEASE REALTY, INC.
2000 PERFORMANCE INCENTIVE PLAN
( Full Title of the Plan)

Kevin B. Habicht
Chief Financial Officer
450 S. Orange Avenue, Suite 900
Orlando, Florida 32801
(Name and Address of Agent for Service)

(407) 265-7348
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
John M. McDonald, Esq.
Shaw Pittman
2300 N Street, N.W.
Washington, D.C. 20037

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered (1)	Per Share (2)	Price (2)	Registration Fee

Common Stock, $.01 par value per share	2,900,000 shares	$13.775	$39,947,500	$9,987.00

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1996 Commercial Net Lease Realty, Inc. Stock Option Plan For Directors by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c), based on the average of the high and low sales price on July 6, 2001, as reported by the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated herein by this reference and made a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed pursuant to Section 15(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2001, filed pursuant to Section 15(a) or 15(d) of the Exchange Act;

(c)	All other reports filed by the Registrant pursuant to Section 15(a) or 15(d) of the Exchange Act since the end of the Registrant’s fiscal year ended December 31, 2000;

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-11 (No. 2-92784) filed pursuant to the Securities Act of 1933, as amended, as incorporated by reference in the Registrant’s Registration Statement on Form 8-A filed pursuant to the Exchange Act, including any amendments or reports filed to update the description.

      All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      Not applicable.

Item 6. Indemnification.

      The Registrant’s Articles of Incorporation and Bylaws require it to indemnify to the fullest extent permitted by and under the applicable provisions of the Maryland General Corporation Law (“MGCL”), any person who is or was, or who agrees to become, a director or officer of the Registrant or, while a director of the Registrant, is or was serving or agrees to serve at the request of the Registrant, as a director, officer, partner, joint venturer, employee or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person) (any “Mandatory Indemnitee”) who, by reason of his or her status or service as such was, or is threatened to be made a party, or otherwise involve in any civil, criminal, administrative or investigative proceeding. This mandatory indemnification extends to all liability and loss suffered, and expenses (including, without limitation, attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by a Mandatory Indemnitee in connection with any such proceeding. Notwithstanding the foregoing, the Registrant is not required to indemnify a Mandatory Indemnitee in connection with a proceeding instituted by such Mandatory Indemnitee unless the proceeding was authorized by the Board of Directors. Pursuant to the MGCL, such mandatory indemnification is permitted unless it is established that (i) the act or omission of the Mandatory Indemnitee seeking indemnification was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active or deliberate dishonesty or (ii) that the Mandatory Indemnitee seeking indemnification actually received an improper personal benefit in money, property or services; or in the case of a criminal proceeding, had reasonable cause to believe that the act or omission was unlawful. The Registrant’s Articles of Incorporation and Bylaws require that it reimburse reasonable expenses in advance of the final disposition of a proceeding, and without determination of the ultimate entitlement to indemnification, to any Mandatory Indemnitee seeking such reimbursement provided that such Mandatory Indemnitee first provides the Registrant with (i) a written affirmation of his or her good faith belief that he or she meets the standard of conduct necessary for indemnification under the MGCL and (ii) a written undertaking, by or on behalf of the Mandatory Indemnitee, to repay the amount advanced if it should ultimately be determined that the applicable standard of conduct has not been met.

      The Articles of Incorporation and Bylaws also provide that (i) the Registrant may, but is not required to, provide indemnification, payment or reimbursement of expenses to any employee or agent of the Registrant in such capacity or any person who is or was serving at the request of the Registrant as a director, officer, partner, joint venturer, employee, trustee or agent of another corporation or entity; (ii) the Board of Directors may authorize management to act on the Registrant’s behalf in matters relating to indemnification, subject to any limitations that may be imposed by the Board of Directors and to the requirements of applicable law; (iii) such indemnification and payment or reimbursement of advances as may be permitted or required pursuant to the Bylaws shall be furnished in accordance with the procedures set forth in Section 2-418 of the MGCL or any successor statute thereto; and (iv) permit the Registrant to provide such other and further indemnification or provision for the payment or advancement of expenses as may be permitted by the MGCL for directors of Maryland corporations. The Bylaws also provide that the indemnification and related rights granted thereby are not exclusive of any rights that a person may have or acquire under any statute, provision of the Registrant’s Articles of Incorporation or Bylaws, agreement, act of the stockholders or disinterested stockholders, or otherwise provides for indemnification under certain circumstances.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits. (Item Number as per Item 601 of Regulation S-K)

5	Opinion of Shaw Pittman with respect to legality of the Common Stock registered hereunder (filed herewith).

23.a	Consent of KPMG LLP (filed herewith).

23.b.	Consent of Shaw Pittman (included in its opinion filed as Exhibit 5 hereto).

99	2000 Performance Incentive Plan.

Item 9. Undertakings.

      (a) The Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment there) which, individually or the aggregate, represents a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statements;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering.

      (b) Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the secu-

rities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Orlando, and the State of Florida, on this 9th day of July, 2001.

COMMERCIAL NET LEASE REALTY, INC., a Maryland corporation (Registrant)

By:	/s/ James M. Seneff, Jr.
James M. Seneff, Jr.
Chairman of the Board and
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacity and on the date indicated:

Signature	Title	Date

/s/ James M. Seneff, Jr. James M. Seneff, Jr.	Chairman of the Board and Chief Executive Officer	July 9, 2001

/s/ Robert A. Bourne Robert A. Bourne	Vice Chairman of the Board	July 9, 2001

/s/ Gary M. Ralston Gary M. Ralston	President, Chief Operating Officer and Director	July 9, 2001

/s/ Kevin B. Habicht Kevin B. Habicht	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	July 9, 2001

/s/ Edward Clark Edward Clark	Director	July 9, 2001

/s/ Clifford R. Hinkle Clifford R. Hinkle	Director	July 9, 2001

/s/ Richard B. Jennings Richard B. Jennings	Director	July 9, 2001

/s/ Ted B. Lanier Ted B. Lanier	Director	July 9, 2001

EXHIBIT INDEX

Exhibit
Number	Description

5	Opinion of Shaw Pittman (including consent) with respect to legality.

23.a	Consent of KPMG LLP.

23.b	Consent of Shaw Pittman (included in its opinion filed as Exhibit 5 hereto).

99	2000 Performance Incentive Plan.